EXHIBIT 4.47

TEXTAINER MARINE CONTAINERS III LIMITED

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

SERIES 2013-1 SUPPLEMENT

DATED AS OF SEPTEMBER 25, 2013

TO

INDENTURE

DATED AS OF SEPTEMBER 25, 2013

SERIES 2013-1 FIXED RATE ASSET-BACKED NOTES

TABLE OF CONTENTS

(continued)

- ii -

SERIES 2013-1 SUPPLEMENT, dated as of September 25, 2013 (as amended, restated, supplemented or otherwise modified from time to time, this “Supplement”), between TEXTAINER MARINE CONTAINERS III LIMITED, an exempted company with limited liability organized in Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, pursuant to the Indenture, dated as of September 25, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture; and

WHEREAS, pursuant to this Supplement, the Issuer and the Indenture Trustee shall create a new Series of Notes and specify the Principal Terms thereof.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions; Calculation Guidelines

Section 101. Definitions. (a) Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“144A Book-Entry Notes” means the 144A Book-Entry Notes substantially in the form of Exhibit A-1 hereto.

“Accelerated Measurement Period” shall have the meaning set forth in Section 205(c).

“Advance Rate” means seventy-eight percent (78%).

“Asset Base” means, as of any date of determination, an amount equal to the sum of (a) the product of (i) Asset Allocation Percentage for Series 2013-1 in effect on such date of determination, (ii) a percentage equal to one hundred percent (100%) minus the Series 2013-1 Required Overcollateralization Percentage in effect on such date of determination and (iii) the sum of (x) the Aggregate Net Book Value (measured as of the last day of the immediately preceding calendar month) and (y) the aggregate outstanding balance of receivables resulting from the sale or disposition of Eligible Containers which have not been outstanding for more than 60 days, plus (b) an amount equal to the sum of (i) the amount of cash and Eligible Investments on deposit in the Series 2013-1 Restricted Cash Account on such date of determination, and (ii) an amount equal to the product of (x) the Asset Allocation Percentage for Series 2013-1 in effect on such date of determination and (y) the amount of cash and Eligible Investments on deposit in the Excess Funding Account on such date of determination.

“Closing Date” means September 25, 2013.

“Consolidated Funded Debt” means, as of any date of determination, the total amount of all interest-bearing obligations (determined in accordance with GAAP and including all issued and undrawn letters of credit) which obligations shall include, without limitation, (i) the principal amount outstanding under all indebtedness, (ii) all contingent obligations, (iii) all capital lease obligations, (iv) all obligations for the deferred purchase price of equipment, and (v) the present value of all operating lease payments for leases of equipment (such present value shall be calculated using an annual discount rate equal to LIBOR plus one and one-half (1.5%) percent, but shall exclude intracompany obligations); provided that “Consolidated Funded Debt” of TGH shall exclude the portion thereof attributable to any Subsidiary of TGH, or to any joint venture of TGH or any such Subsidiary (each a “Specified Entity”), to the extent of any ownership interest in such Specified Entity held by any third party not an Affiliate of TGH.

“Consolidated Tangible Net Worth” means, as of any date of determination, the excess of: (a) the tangible assets calculated in accordance with GAAP, as reduced by adequate reserves in each case where reserves are proper, over (b) all Indebtedness; provided, however, that (i) in no event shall there be included in the above calculation any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any securities unless the same are marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, (ii) securities included as such intangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iii) any adjustments, both positive and negative, to either or both of tangible assets and indebtedness arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board shall be disregarded for purposes of this calculation; provided further that “Consolidated Tangible Net Worth” of TGH shall exclude the portion thereof attributable to any Subsidiary of TGH, or to any joint venture of TGH or any such Subsidiary (each a “Specified Entity”), to the extent of any ownership interest in such Specified Entity held by any third party not an Affiliate of TGH.

“Control Party” means, for Series 2013-1, Series 2013-1 Noteholders holding Series 2013-1 Note Principal Balances representing more than fifty percent (50%) of the Unpaid Principal Balance for Series 2013-1.

“Default Interest” means, for any Payment Date, the amount of incremental interest payable on the Series 2013-1 Notes in accordance with the provisions of Section 203(b).

“DTC” shall have the meaning set forth in Section 207(b)(v).

“EBIT” means, for any fiscal period, the Issuer’s earnings (or loss) before Interest Expense and taxes, determined in accordance with GAAP, including gains and losses from the sale of assets and foreign exchange transactions, but excluding (i) gains or losses arising from changes in the applicable depreciation policy and (ii) unrealized gains or losses arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board.

“EBIT Ratio” means, for the Issuer as of any Payment Date occurring after April 30, 2014, the ratio of (x) EBIT to (y) Interest Expense, in each case for the most recently concluded six (6) full fiscal quarters or, if fewer than six (6) full fiscal quarters have passed since the Closing Date, for the number of full fiscal quarters that have passed since the Closing Date, provided that at least two (2) full fiscal quarters have passed since the Closing Date.

“Finance Lease Management Fee” has the meaning set forth in Section 404(c).

“Initial Purchasers” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, a corporation organized and existing under the laws of the State of Delaware, (ii) RBC Capital Markets, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and (iii) Wells Fargo Securities, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Interest Accrual Period” means the period beginning with, and including, a Payment Date and ending on (and including) the day before the next succeeding Payment Date; except that, in the case of the first Interest Accrual Period, the period beginning with and including the Closing Date and ending on and including the day before the initial Payment Date.

“Interest Expense” means, for any fiscal period, the aggregate amount of interest expense as shown for such period on the income statement of the Issuer, determined in accordance with GAAP.

“Interest Payment” means, for Series 2013-1 on each Payment Date, an amount equal to the product of (i) the Series 2013-1 Note Interest Rate, (ii) the Unpaid Principal Balance on the immediately preceding Payment Date, calculated after giving effect to all principal payments on the Series 2013-1 Notes actually paid on such date (or, in the case of the first Payment Date, the Unpaid Principal Balance on the Closing Date) and (iii) a fraction, the numerator of which is 30 and the denominator of which is 360. For the sake of clarity, (A) interest on the Series 2013-1 Notes will accrue from the Closing Date to, but excluding, the initial Payment Date (for the initial Payment Date), and thereafter from and including each Payment Date, to, but excluding, the next Payment Date (for each subsequent Payment Date) and (B) interest on the Series 2013-1 Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day periods.

“Issuance Date” means, for Series 2013-1 Notes, the Closing Date.

“Leverage Ratio” means as of any date of determination for any Person on a consolidated basis, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Tangible Net Worth.

“Long-Term/PLB Management Fee” has the meaning set forth in Section 404(b).

“Master Lease Management Fee” has the meaning set forth in Section 404(a).

“Minimum Principal Payment Amount” means, for Series 2013-1 on any Payment Date, the difference, if any, of (x) the Unpaid Principal Balance minus (y) the Minimum Targeted Principal Balance for such Payment Date.

“Minimum Targeted Principal Balance” means for Series 2013-1 on any Payment Date, the amount set forth opposite such Payment Date on Schedule 1 hereto, as the amounts on Schedule 1 hereto may be amended from time to time in accordance with the provisions of this Supplement.

“Permitted Interest Withdrawal” shall have the meaning set forth in Section 302(b).

“Permitted Non-U.S. Person” means any Person (i) who is not a U.S. Person and (ii) to whom the offer and sale of the Series 2013-1 Notes may be made without registration under the Securities Act in reliance upon Regulation S.

“Permitted Principal Withdrawal” shall have the meaning set forth in Section 302(c).

“Qualified Institutional Buyers” shall have the meaning set forth in Section 207(a)(i).

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Temporary Book-Entry Notes” means the Regulation S Temporary Book-Entry Notes substantially in the form of Exhibit A-2.

“Rule 144A” shall have the meaning set forth in Section 207(a)(i).

“Sale Management Fee” has the meaning set forth in Section 404(d).

“Scheduled Principal Payment Amount” means, for Series 2013-1 for any Payment Date, the difference, if any, of (x) the Unpaid Principal Balance (after giving effect to any payment of the Minimum Principal Payment Amount actually paid on such Payment Date), minus (y) the Scheduled Targeted Principal Balance for such Payment Date.

“Scheduled Targeted Principal Balance” means, for Series 2013-1 for any Payment Date, the amount set forth opposite such Payment Date on Schedule 2 hereto, as the amounts on Schedule 2 hereto may be amended from time to time in accordance with the provisions of this Supplement.

“Series 2013-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2013-1 Available Funds” means, as of any Payment Date, an amount equal to the sum of (i) an amount equal to the product of (x) the portion of the Available Distribution Amount transferred to the Series 2013-1 Series Account on the related Determination Date pursuant to Section 302(c) of the Indenture, (ii) all amounts transferred to the Series 2013-1 Series Account from the Series 2013-1 Restricted Cash Account on the related Determination Date pursuant to Section 302(c) of the Indenture, (iii) the amount of funds transferred to the Series 2013-1 Series Account on such Payment Date following transfer from the Excess Funding

Account to the Trust Account pursuant to Section 306(c) of the Indenture, and (iv) the amount of any Shared Available Funds (as defined in the Supplements for each other Series of Notes then Outstanding) deposited to the Series 2013-1 Series Account on such Payment Date in accordance with the terms of the Supplement for each other Series of Notes then Outstanding.

“Series 2013-1 Early Amortization Event” means any Early Amortization Event for the Series 2013-1 Notes.

“Series 2013-1 Event of Default” means any Event of Default for the Series 2013-1 Notes.

“Series 2013-1 Excess Concentration Percentage” means, as of any date of determination, an amount equal to the sum of the following percentages:

(a) Maximum Concentration of Dry Freight Special Containers. The amount by which (x) the sum of the Net Book Values of all Eligible Containers that are dry freight specialized Containers (other than refrigerated Containers), divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) twenty-five percent (25%);

(b) Maximum Concentration of Finance Leases (Total). The amount by which (x) the sum of the Net Book Values of all Eligible Containers whose initial leases were Finance Leases divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) ten percent (10%);

(c) Maximum Concentration of Non-Monthly Rental Payments. The amount by which (x) the sum of the Net Book Values of all Eligible Containers subject to Leases for which rentals are payable less frequently than monthly, divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) two percent (2%);

(d) Maximum Concentration of Non-U.S. Currency Rentals. The amount by which (x) the sum of the Net Book Values of all Eligible Containers subject to Leases for which rentals are payable in a currency other than Dollars and which are not the subject of a currency hedge agreement, divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) two percent (2%);

(e) Maximum Concentration of Non-Marine Cargo Users. The amount by which (x) the sum of the Net Book Values of all Eligible Containers subject to Leases under which the lessee is a Person that is not a marine cargo user divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) seven percent (7%);

(f) Maximum Concentration of any Ten Lessees. The amount by which (x) the sum of the Net Book Values of all Eligible Containers then on lease to any ten lessees or sublessees, divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) seventy-five percent (75%);

(g) Maximum Concentration of a Single Lessee. The amount by which (x) the sum of the Net Book Values of all Eligible Containers then on lease to any single lessee, divided by the Aggregate Net Book Value, expressed as a percentage, exceeds (y) twenty-five percent (25%); and

(h) U.S. Government Leases. The amount by which (x) the sum of the Net Book Values of all Eligible Containers on Lease to the U.S. government, divided by the Aggregate Net Book Value, exceeds (y) four percent (4%); provided that Leases for which (i) compliance with the Federal Assignment of Claims Act have been evidenced by a favorable Opinion of Counsel or (ii) the U.S. government has executed a consent to assignment shall not be included in the foregoing clause (x).

“Series 2013-1 Expected Final Payment Date” means the Payment Date occurring in September 2023.

“Series 2013-1 Legal Final Payment Date” means the Payment Date occurring in September 2038.

“Series 2013-1 Management Fee” means the sum of the Master Lease Management Fee, the Long-Term/PLB Management Fee, the Finance Lease Management Fee and the Sale Management Fee.

“Series 2013-1 Manager Default” means any Manager Default for the Series 2013-1 Notes.

“Series 2013-1 Note” means any one of the notes issued pursuant to the terms of Section 201(a), substantially in the form of Exhibit A-1, A-2, A-3 or A-4 to this Supplement, and any and all replacements or substitutions of such note. Each Series 2013-1 Note is designated as a “Senior Note” as defined in the Indenture.

“Series 2013-1 Note Interest Rate” means, with respect to any Series 2013-1 Note, three and nine-tenths of one percent (3.90%) per annum.

“Series 2013-1 Note Principal Balance” means, with respect to any Series 2013-1 Note as of any date of determination, an amount equal to the excess, if any, of (x) the initial unpaid principal balance of such Series 2013-1 Note as of the Closing Date, over (y) the cumulative amount of all Minimum Principal Payment Amounts for Series 2013-1, Scheduled Principal Payment Amounts for Series 2013-1, Supplement Principal Payment Amounts for Series 2013-1 and any other principal payments (including Prepayments) actually paid to the related Series 2013-1 Noteholder subsequent to the Closing Date.

“Series 2013-1 Note Purchase Agreement” means the Series 2013-1 Note Purchase Agreement, dated as of September 13, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among the Issuer, Textainer Limited, TGH and the Initial Purchasers.

“Series 2013-1 Noteholder” means, on any date of determination, any Person in whose name a Series 2013-1 Note is registered in the Note Register.

“Series 2013-1 Related Documents” means any and all of the Indenture, this Supplement, the Series 2013-1 Notes, the Management Agreement, the Contribution and Sale Agreement, each Container Transfer Agreement, the Series 2013-1 Note Purchase Agreement, the Manager Transfer Facilitator Agreement and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series 2013-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed.

“Series 2013-1 Required Overcollateralization Percentage” means, as of any date of determination, an amount equal to (a) one hundred percent (100%), minus (b) the Advance Rate plus (c) the Series 2013-1 Excess Concentration Percentage.

“Series 2013-1 Restricted Cash Account” means the account of that name established in accordance with Section 301.

“Series 2013-1 Restricted Cash Amount” means, on each Payment Date, the product of (a) nine (9), (b) one-twelfth, (c) the Series 2013-1 Note Interest Rate, and (d) the Unpaid Principal Balance for Series 2013-1 as of such Payment Date, which Unpaid Principal Balance shall be calculated after giving effect to all advances of principal and principal payments made on such Payment Date.

“Series 2013-1 Series Account” means the account of that name established in accordance with Section 301.

“Series 2013-1 Shared Available Funds” means, on any Payment Date, the portion of the Series 2013-1 Available Funds remaining after giving effect to all Required Payments to be made on such Payment Date.

“Series 2013-1 Specific Collateral” shall have the meaning set forth in Section 208 hereto.

“Supplemental Principal Payment Amount” has the meaning set forth in Section 205(a).

“Transferor” shall have the meaning set forth in Section 207(b)(v).

“Unrestricted Book-Entry Notes” means the Unrestricted Book-Entry Notes substantially in the form of Exhibit A-3.

“U.S. Person” has the meaning set forth in Regulation S.

“Weighted Average Age” means, for any date of determination, the quotient of (A) the sum of the products of (i) the age in years (determined from the date of the initial sale thereof by the manufacturer) of each Managed Container being evaluated, multiplied by (ii) the Net Book Value of each Managed Container being evaluated, divided by (B) the sum of the Net Book Values of all Managed Containers being evaluated.

(b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture or, if not defined therein, as defined in the Series 2013-1 Note Purchase Agreement, or, if not defined therein, as defined in the Management Agreement.

(c) References in this Supplement and any other Series 2013-1 Related Document to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

ARTICLE II

Creation of the Series 2013-1 Notes

Section 201. Designation. (a) There is hereby created a Series of Notes to be issued pursuant to the Indenture and this Supplement to be known as “Textainer Marine Containers III Limited Fixed Rate Asset-Backed Notes, Series 2013-1”. The Series 2013-1 Notes will be issued with an initial principal balance of Three Hundred and Four Million Two Hundred Thousand Dollars ($300,900,000) and will not have priority over any other Series, except to the extent set forth in the Supplement for such other Series.

(b) Payments of principal on the Series 2013-1 Notes shall be payable from funds on deposit in the Series 2013-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III.

(c) Each Series 2013-1 Note is classified as a “Term Note”, as such term is used in the Indenture.

(d) Each of the following terms defined in the Indenture shall have the following meanings with respect to the Series 2013-1 Notes:

(i) The “Available Funds” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Available Funds” (as defined in Section 101(a)).

(ii) The “Excess Concentration Percentage” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Excess Concentration Percentage” (as defined in Section 101(a)).

(iii) The “Expected Final Payment Date” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Expected Final Payment Date” (as defined in Section 101(a)).

(iv) The “Legal Final Payment Date” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Legal Final Payment Date” (as defined in Section 101(a)).

(v) The “Rating Agency” for Series 2013-1, as such term is used in the Indenture, shall be Standard & Poor’s.

(vi) The initial “Payment Date” (as defined in the Indenture) for Series 2013-1 shall be October 21, 2013.

(vii) The initial “Record Date” (as defined in the Indenture) for Series 2013-1 shall be the Closing Date.

(viii) The “Related Documents” for Series 2013-1, as such term is used in the Indenture, shall be the Series 2013-1 Related Documents (as defined in Section 101(a)).

(ix) The “Required Overcollateralization Percentage” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Required Overcollateralization Percentage” (as defined in Section 101(a)).

(x) The “Required Payments” for Series 2013-1 shall be as follows: (A) if neither a Series 2013-1 Early Amortization Event or a Series 2013-1 Event of Default is then continuing, the payments specified in Section 303(b)(i) through (xi), (B) if a Series 2013-1 Early Amortization Event shall then be continuing but no Event of Default for Series 2013-1 shall then be continuing (or a Series 2013-1 Event of Default is continuing but the Series 2013-1 Notes have not been accelerated in accordance with the Indenture), the payments set forth in Section 303(c)(i) through (xi), or (C) if a Series 2013-1 Event of Default shall then be continuing and the Series 2013-1 Notes have been accelerated in accordance with the Indenture and such consequence shall not have been rescinded or annulled, the payments set forth in Section 303(d)(i) through (ix). All such Required Payments shall be paid in ascending numerical order, with no payment being made to in respect of any item set forth in a clause having a higher numeric value until all payments outlined in any clause having a lower numeric value have been paid in full.

(xi) The “Restricted Cash Account” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Restricted Cash Account” (as defined in Section 101(a)).

(xii) The “Restricted Cash Amount” (as defined in the Indenture) for Series 2013-1 shall be the “ Series 2013-1 Restricted Cash Amount” (as defined in Section 101(a)).

(xiii) The “Series Account” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Series Account” (as defined in Section 101(a)).

(xiv) The “Series-Specific Collateral” (as defined in the Indenture) for Series 2013-1 shall be the “ Series 2013-1 Series-Specific Collateral” (as defined in Section 101(a)).

(xv) The “Shared Available Funds” (as defined in the Indenture) for Series 2013-1 shall be the “Series 2013-1 Shared Available Funds” (as defined in Section 101(a)).

(e) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

Section 202. Authentication and Delivery.

(a) On the Closing Date, Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 204 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, shall authenticate, subject to compliance with the conditions precedent set forth in Section 501, the Series 2013-1 Notes in accordance with such written directions.

(b) In accordance with Section 202 of the Indenture, the Series 2013-1 Notes sold in reliance on Rule 144A shall be represented by one or more 144A Book-Entry Notes. Any Series 2013-1 Notes sold in reliance on Regulation S shall be represented by one or more Regulation S

Book-Entry Notes. Any Series 2013-1 Notes sold to Institutional Accredited Investors or other Persons that are not Qualified Institutional Buyers or Permitted Non-U.S. Persons shall be represented by one or more Definitive Notes.

(c) The Series 2013-1 Notes shall be executed by manual or facsimile signature on behalf of Issuer by any officer of Issuer and shall be substantially in the forms of Exhibit A-1, A-2, A-3 and A-4 hereto, as applicable.

(d) The Series 2013-1 Notes shall be issued in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.

Section 203. Interest Payments on the Series 2013-1 Notes.

(a) Interest on Series 2013-1 Notes. Interest on each Series 2013-1 Note shall (i) accrue during each Interest Accrual Period on each Series 2013-1 Note in an amount equal to the Interest Payment, (ii) be calculated on the basis of a year consisting of twelve thirty (30) day months, (iii) be due and payable on each Payment Date, (iv) be calculated based on the then Series 2013-1 Note Principal Balance of such Series 2013-1 Note and (v) be payable from the Series 2013-1 Series Account in accordance with Section 302 of the Indenture and in accordance with Section 303.

(b) Interest on Overdue Amounts. If the Issuer shall default in the payment of (i) the Unpaid Principal Balance on the Series 2013-1 Legal Final Payment Date, (ii) any Interest Payment on any Series 2013-1 Note due on any Payment Date, or (iii) following the acceleration of the Series 2013-1 Notes in accordance with the terms of the Indenture, any other amount owing under the Indenture not covered in clauses (i) and (ii) which is not paid when due, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, at a rate per annum equal to the sum of (x) the interest rate otherwise in effect hereunder plus (y) two percent (2.00%), for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to but not including the date of actual payment thereof (after as well as before judgment). Default Interest shall be payable at the times and subject to the priorities set forth in Section 303.

(c) Maximum Interest Rate. In no event shall the interest charged with respect to a Series 2013-1 Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to the Series 2013-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2013-1 Note shall be limited to the maximum rate permitted by Applicable Law. If the total amount of interest paid or accrued on the Series 2013-1 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2013-1 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.

Section 204. Principal Payments on the Series 2013-1 Notes.

(a) The principal balance of the Series 2013-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2013-1 Series Account in an amount equal to (i) so long as no Series 2013-1 Early Amortization Event or Series 2013-1 Event of Default is continuing, the sum of the Minimum Principal Payment Amount and the Scheduled Principal Payment Amount for such Payment Date, to the extent that funds are available for such purpose in accordance with the provisions of Section 303(b), or (ii) if a Series 2013-1 Early Amortization Event is then continuing but no Series 2013-1 Event of Default is continuing (or a Series 2013-1 Event of Default is continuing but the Series 2013-1 Notes have not been accelerated in accordance with the provisions of Section 802 of the Indenture), the Unpaid Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of Section 303(c).

(b) The unpaid principal amount of each Series 2013-1 Note together with all unpaid interest (including all Default Interest), fees, expenses, costs and other amounts payable by the Issuer to the Series 2013-1 Noteholders and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default for Series 2013-1 shall occur and the Series 2013-1 Notes have been accelerated in accordance with the provisions of Section 802 of the Indenture and (y) the Series 2013-1 Legal Final Payment Date.

Section 205. Prepayment of Principal on the Series 2013-1 Notes.

(a) The Issuer shall be required to prepay the Unpaid Principal Balance on any Payment Date in the amount of, and to the extent that, on such Payment Date the Unpaid Principal Balance (calculated after giving effect to all Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts actually paid on such Payment Date) exceeds an amount equal to the Asset Base, determined as of the last day of the month immediately preceding such Payment Date (the “Supplemental Principal Payment Amount”). The Supplemental Principal Payment Amount shall be paid in accordance with the priority of payments set forth in Section 303. The calculation of such Supplemental Principal Payment Amount shall be evidenced by the Asset Base Report received by the Indenture Trustee on or before the applicable Determination Date.

(b) The Issuer will not be permitted to make a voluntary Prepayment of all, or any portion of, the principal balance of the Series 2013-1 Notes prior to the Payment Date occurring in September 2015. On any Payment Date thereafter, the Issuer will have the option to prepay, without premium, on any Payment Date all, or a portion of, the Unpaid Principal Balance, in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000), together with accrued interest thereon, to be applied to the Series 2013-1 Notes. The Issuer shall provide prior written notice of any Prepayment to the Indenture Trustee and the Series 2013-1 Noteholders. Any such Prepayment of the Unpaid Principal Balance shall also include accrued interest to the date of Prepayment on the principal balance being prepaid. The Issuer may not make such Prepayment from funds in the Trust Account, the Series 2013-1 Restricted Cash Account, the Excess Funding Account or the Series 2013-1 Series Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms of this Supplement and the Indenture.

(c) In the event that the Issuer makes a Prepayment in accordance with the provisions of this Section 205 of less than the Unpaid Principal Balance, the Issuer shall promptly (but in any event within five (5) Business Days after the date on which such Prepayment is made) thereafter recalculate the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for each future Payment Date such that the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance are reduced by an amount equal to the quotient of (i) the aggregate amount of such Prepayment divided by (ii) the number of remaining Payment Dates to and including (A) the Series 2013-1 Legal Final Payment Date (in the case of the Minimum Targeted Principal Balance) and (B) the Series 2013-1 Expected Final Payment Date (in the case of the Scheduled Targeted Principal Balance). In addition, if an Early Amortization Event has occurred and been subsequently cured and/or waived in accordance with the Series 2013-1 Related Documents (the period between such occurrence and such cure or waiver being the “Accelerated Measurement Period”), the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for each Payment Date following such Accelerated Measurement Period shall be reduced, utilizing a similar methodology, by the amount of payments made pursuant to Section 303(c)(viii) and Section 303(d)(vii), as the case may be, during the Accelerated Measurement Period in excess of the amounts that would have been paid pursuant to Section 303(b)(viii) and Section 303(b)(ix), as applicable, were such Accelerated Measurement Period not to have occurred. Promptly upon recalculating the Minimum Targeted Principal Balances and the Scheduled Targeted Principal Balances, the Issuer shall deliver to the Indenture Trustee updated versions of Schedules 1 and 2 reflecting such revised balances.

Section 206. Payments of Principal and Interest. All payments of principal and interest on the Series 2013-1 Notes shall be paid to the Series 2013-1 Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date. Any payments received by the Series 2013-1 Noteholders after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

Section 207. Restrictions on Transfer. (a) On the Closing Date, the Issuer shall sell the Series 2013-1 Notes to the Initial Purchasers pursuant to the Series 2013-1 Note Purchase Agreement and deliver such Series 2013-1 Notes in accordance herewith and therewith. Thereafter, no Series 2013-1 Note may be sold, transferred or otherwise disposed of except in compliance with the provisions of the Indenture and except as follows:

(i) to Persons that take delivery of such Series 2013-1 Note in an amount of at least $100,000 and that the transferring Person reasonably believes are qualified institutional buyers as defined in Rule 144A (“Qualified Institutional Buyers”) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A promulgated thereunder (“Rule 144A”);

(ii) to Permitted Non-U.S. Persons that take delivery of such Series 2013-1 Note in an amount of at least $100,000;

(iii) to Institutional Accredited Investors that take delivery of such Series 2013-1 Note in an amount of at least $100,000 and that deliver to the Indenture Trustee a letter substantially in the form of Exhibit D to the Indenture to the Indenture Trustee; or

(iv) to a Person that is taking delivery of such Series 2013-1 Note in an amount of at least $100,000 and that is otherwise exempt from the registration requirements of the Securities Act and from any applicable State law securities registration or qualification requirements, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee and the Issuer, which counsel and opinion are satisfactory to the Indenture Trustee and the Issuer.

The Indenture Trustee shall have no obligations or duties with respect to determining whether any transfers of the Series 2013-1 Notes are made in accordance with the Securities Act or any other law; provided that with respect to Definitive Notes, the Indenture Trustee shall enforce such transfer restrictions in accordance with the terms set forth in this Supplement.

(b) Each purchaser (other than any Initial Purchaser) of the Series 2013-1 Notes (including any purchaser, other than any Initial Purchaser, of an interest in the Series 2013-1 Notes which are Book-Entry Notes) shall be deemed to have acknowledged and agreed as follows:

(i) It is (A) Qualified Institutional Buyer and is acquiring such Series 2013-1 Notes for its own institutional account or for the account or accounts of a Qualified Institutional Buyer or (B) purchasing such Series 2013-1 Notes in a transaction exempt from registration under the Securities Act and in compliance with the provisions of this Supplement and in compliance with the legend set forth in Section 207(b)(v) below or (C) not a U.S. Person and is acquiring such Series 2013-1 Notes outside of the United States.

(ii) It is purchasing one or more Series 2013-1 Notes in an amount of at least $100,000 and it understands that such Series 2013-1 Notes may be resold, pledged or otherwise transferred only in an amount of at least $100,000.

(iii) It represents and warrants to the Issuer, the Indenture Trustee, each Initial Purchaser, the Manager and any successor Manager that (a) either (1) it is not, and is not acting on behalf of, a Plan or a governmental, church or non-U.S. plan which is subject to any federal, state, local, or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and no part of the assets to be used by it to purchase or hold the Series 2013-1 Notes or any interest therein constitutes the assets of any Plan or such a governmental, church, or non-U.S. plan; or (2) (A) the acquisition, holding, and disposition of any Series 2013-1 Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, or non-U.S. plan, a violation of any similar federal, state, local, or non-U.S. law) and (B) the Series 2013-1 Notes are rated investment grade or better and such Person believes that the Series 2013-1 Notes are properly treated as indebtedness without substantial equity features for purposes of Section 2510.3-101 of the regulations issued by the U.S. Department of Labor, and agrees to so treat the Series 2013-1 Notes; and (b) it will not sell or otherwise transfer the Series 2013-1 Notes or any interest therein otherwise than to a purchaser or transferee that represents and agrees with respect to its purchase, holding, and disposition of the Series 2013-1 Notes to the same effect as the purchaser’s representation and agreement set forth in this Section 207(b)(ii). Alternatively, regardless of the rating of the Series 2013-1 Notes, such Person may provide the Indenture Trustee with an Opinion of Counsel, which Opinion of Counsel will not be at the expense of the Issuer, the Indenture Trustee, the Manager or any successor Manager which opines that the purchase, holding and transfer of such Series 2013-1 Notes or interest therein is permissible under applicable law, will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Issuer, the Indenture Trustee, the Manager or any successor Manager to any obligation in addition to those undertaken in the Indenture;

(iv) It understands that the Series 2013-1 Notes are being transferred to it in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future it decides to resell, pledge or otherwise transfer any Series 2013-1 Notes, such Series 2013-1 Notes may be resold, pledged or transferred only in accordance with applicable state securities laws and (1) in a transaction meeting the requirements of Rule 144A, to a Person that the seller reasonably believes is a Qualified Institutional Buyer that purchases for its own account (or for the account or accounts of a Qualified Institutional Buyer) and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (2) (A) to a Person that is an Institutional Accredited Investor, is taking delivery of such Series 2013-1 Notes in an amount of at least $100,000, and delivers to the Indenture Trustee a letter substantially in the form of Exhibit D to the Indenture or (B) to a Person that is taking delivery of such Series 2013-1 Notes pursuant to a transaction that is otherwise exempt from the registration requirements of the Securities Act and from any applicable state law securities registration or qualification requirements, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee, the Issuer and the transferor, which counsel and Opinion are satisfactory to the Indenture Trustee, the Issuer and the transferor, or (3) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S.

(v) It understands that each Series 2013-1 Note shall bear a legend substantially to the following effect:

[For Book-Entry Notes Only: UNLESS THIS SERIES 2013-1 NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRANSFEROR OF SUCH SERIES 2013-1 NOTE (THE “TRANSFEROR”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SERIES 2013-1 NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR THE USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. ]

THIS SERIES 2013-1 NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SERIES 2013-1 NOTE, AGREES THAT SUCH SERIES 2013-1 NOTE MAY BE RESOLD, PLEDGED OR TRANSFERRED ONLY IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT

(“RULE 144A”), TO A PERSON THAT TAKES DELIVERY OF SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $100,000 AND THAT THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT (OR FOR THE ACCOUNT OR ACCOUNTS OF A QUALIFIED INSTITUTIONAL BUYER) AND TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT WITH SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $100,000 OR (3) TO A PERSON (A) THAT IS AN INSTITUTIONAL “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, IS TAKING DELIVERY OF SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $100,000 AND DELIVERS TO THE INDENTURE TRUSTEE A LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D TO THE INDENTURE OR (B) THAT IS TAKING DELIVERY OF SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $100,000 PURSUANT TO A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND FROM ANY APPLICABLE STATE LAW SECURITIES REGISTRATION OR QUALIFICATION REQUIREMENTS, AS CONFIRMED IN AN OPINION OF COUNSEL ADDRESSED TO THE INDENTURE TRUSTEE AND THE ISSUER, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE ISSUER AND THE INDENTURE TRUSTEE.

EACH PURCHASER OF A SERIES 2013-1 NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT TO THE INITIAL PURCHASERS, THE ISSUER, THE INDENTURE TRUSTEE AND THE MANAGER THAT (I) EITHER (1) IT IS NOT ACQUIRING THE SERIES 2013-1 NOTE WITH THE ASSETS OF A PLAN; OR (2) (A) THE ACQUISITION AND HOLDING OF THE SERIES 2013-1 NOTE WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE AND (B) THE SERIES 2013-1 NOTE IS RATED INVESTMENT GRADE OR BETTER AND SUCH PERSON BELIEVES THAT THE SERIES 2013-1 NOTE IS PROPERLY TREATED AS INDEBTEDNESS WITHOUT SUBSTANTIAL EQUITY FEATURES FOR PURPOSES OF THE DEPARTMENT OF LABOR REGULATIONS SECTION 2510.101, AND AGREES TO SO TREAT THE SERIES 2013-1 NOTE; AND (II) IT WILL NOT SELL OR OTHERWISE TRANSFER THE SERIES 2013-1 NOTES OR ANY INTEREST THEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT REPRESENTS AND AGREES WITH RESPECT TO ITS PURCHASE, HOLDING, AND DISPOSITION OF THE SERIES 2013-1 NOTES TO THE SAME EFFECT AS THE PURCHASER’S REPRESENTATION AND AGREEMENT SET FORTH IN CLAUSE (I) OF THIS PARAGRAPH.

THIS SERIES 2013-1 NOTE IS NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

(vi) Each Series 2013-1 Noteholder that is a Permitted Non-U.S. Person described in Section 207(b)(i)(C) understands that the Series 2013-1 Notes have not and will not be registered under the Securities Act, that any offers, sales or deliveries of the Series 2013-1 Notes purchased by it in the United States or to U.S. Persons prior to the date that is 40 days after the later of (i) the commencement of the distribution of the Series 2013-1 Notes and (ii) the Closing Date, may constitute a violation of United States law, and that distributions of principal and interest will be made in respect of such Series 2013-1 Notes only following the delivery by the holder of a certification of non-U.S. beneficial ownership or the exchange of beneficial interest in Regulation S Temporary Book-Entry Notes for beneficial interests in the related Unrestricted Book-Entry Notes (which in each case will itself require a certification of non-U.S. beneficial ownership), at the times and in the manner set forth in this Supplement.

(vii) The Regulation S Temporary Book-Entry Notes representing the Series 2013-1 Notes sold to each Series 2013-1 Noteholder that is a Permitted Non-U.S. Person described in Section 207(b)(i)(C) will bear a legend to the following effect, unless the Issuer determines otherwise consistent with Applicable Law:

[FOR REGULATION S BOOK-ENTRY NOTES ONLY: THIS SERIES 2013-1 NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (I) THE COMPLETION OF THE DISTRIBUTION OF THE SERIES 2013-1 NOTES AND (II) THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

(viii) The Indenture Trustee shall not permit the transfer of any Series 2013-1 Notes unless such transfer complies with the terms of the foregoing legends and, in the case of a transfer (i) to an Institutional Accredited Investor (other than a Qualified Institutional Buyer), the transferee delivers to the Indenture Trustee a letter substantially in the form of Exhibit D to the Indenture, or (ii) to a Person other than a Qualified Institutional Buyer, an Institutional Accredited Investor or a Permitted Non-U.S. Person, upon delivery of an Opinion of Counsel satisfactory to the Indenture Trustee and the applicable transferor, to the effect that the transferee is taking delivery of the Series 2013-1 Notes in a transaction that is otherwise exempt from the registration requirements of the Securities Act and from any applicable state law securities registration or qualification requirements.

(c) The applicable transferor and transferee shall execute and deliver, or in the case of a Series 2013-1 Noteholder, is deemed to have executed and delivered, to the Indenture Trustee documentation in substantially the forms of (i) Exhibit(s) B through F hereto or (ii) Exhibit D to the Indenture, as appropriate, in connection with any transfer of Series 2013-1 Notes.

Section 208. Grant of Security Interest.

(a) In order to secure and provide for the repayment and payment of the Series 2013-1 Notes, the Issuer hereby grants a security interest in and assigns, pledges, grants, transfers and sets over to the Indenture Trustee, for the benefit of the Series 2013-1 Noteholders, all of the Issuer’s right, title and interest in and to the following (whether now or hereafter existing or accrued): (i) the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account; (ii) all funds on deposit in the Series 2013-1 Restricted Cash Account and Series 2013-1 Series Account and all Security Entitlements credited thereto from time to time; (iii) all investments made at any time and from time to time with monies in the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account, whether constituting securities, instruments, general intangibles, investment property, financial assets or other property; (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, such Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account, the funds on deposit therein from time to time or the investments made with such funds; and (vi) all proceeds of any and all of the foregoing, including, without limitation, cash (items described in clauses (i) through (vi) collectively, the “Series 2013-1 Specific Collateral” for Series 2013-1). The Indenture Trustee shall possess all right, title and interest in and to all funds on deposit from time to time in the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account and in all proceeds thereof, and shall be the only person authorized to originate Entitlement Orders with respect thereto.

(b) The Issuer hereby irrevocably authorizes the Indenture Trustee at any time, and from time to time, to file in any filing office in any UCC jurisdiction any financing statements with respect to the foregoing, including financing statements claiming a security interest in the Series 2013-1 Specific Collateral; provided, however, that the Indenture Trustee shall have no responsibility or liability for or with respect to the perfection of any security interest.

(c) In furtherance of the foregoing, the Issuer hereby grants, assigns, conveys, mortgages, pledges, charges, hypothecates and transfers to the Indenture Trustee, for the benefit of the Series 2013-1 Noteholders, a floating charge over all of the Series 2013-1 Specific Collateral.

(d) Upon the occurrence of a Series-Specific Event of Default, the Control Party for Series 2013-1 shall direct the exercise of remedies with respect to the Series 2013-1 Specific Collateral.

(e) In the event that Series 2013-1 shall be a Liquidating Series, the Control Party may direct a partial sale of Terminated Managed Containers and Leases included in the Collateral in accordance with the provisions of Article VIII of the Indenture.

ARTICLE III

Series 2013-1 Series Account and

Allocation and Application of Amounts Therein

Section 301. Series 2013-1 Series Account. The Issuer shall establish on the Closing Date and maintain, so long as any Series 2013-1 Note is Outstanding, an Eligible Account in the name of the Issuer with the Indenture Trustee which shall be designated as the Series 2013-1 Series Account, which account shall be pledged to the Indenture Trustee for the benefit of the Series 2013-1 Noteholders pursuant to the Indenture and this Supplement. All deposits of funds by, or for the benefit of, the Series 2013-1 Noteholders from the Trust Account and the Excess Funding Account, shall be accumulated in, and withdrawn from, the Series 2013-1 Series Account in accordance with the provisions of the Indenture and this Supplement. Any funds on deposit in the Series 2013-1 Series Account shall be invested in accordance with the provisions of Section 303 of the Indenture.

Section 302. Series 2013-1 Restricted Cash Account.

(a) The Issuer shall establish on or prior to the Closing Date, and shall thereafter maintain so long as any Series 2013-1 Note remains Outstanding, an Eligible Account in the name of the Issuer with the Indenture Trustee which shall be designated as the “Series 2013-1 Restricted Cash Account”, which account shall be held by the Indenture Trustee for the benefit of the Series 2013-1 Noteholders pursuant to the terms of this Supplement. On the

Closing Date and on any date thereafter in the event that the Issuer receives a capital contribution for such purpose, the Issuer will deposit (or cause to be deposited) into the Series 2013-1 Restricted Cash Account an amount necessary to cause the amount therein to be equal to the Series 2013-1 Restricted Cash Amount as of such date. In addition, on each Payment Date amounts shall be deposited in the Series 2013-1 Restricted Cash Account in accordance with Section 303. The Series 2013-1 Restricted Cash Account shall not be relocated to another financial institution except in accordance with the express provisions of Section 303(d) of the Indenture. Any and all monies on deposit in such account shall be invested in Eligible Investments in accordance with Section 303 of the Indenture and shall be distributed in accordance with this Section 302.

(b) In the event that the Manager Report with respect to any Determination Date shall state that the funds on deposit in the Series 2013-1 Series Account will not be sufficient to make payment in full on the related Payment Date of the Interest Payment then due for the Series 2013-1 Notes (the amount of such deficiency, the “Permitted Interest Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Series 2013-1 Restricted Cash Account in an amount equal to the lesser of (x) the Permitted Interest Withdrawal, and (y) the amount then on deposit in the Series 2013-1 Restricted Cash Account (as set forth in the Manager Report).

(c) In the event that the Manager Report delivered with respect to the Determination Date immediately preceding the Series 2013-1 Legal Final Payment Date shall state that the funds on deposit in the Series 2013-1 Series Account will not be sufficient to make payment in full on the Series 2013-1 Legal Final Payment Date of the then Unpaid Principal Balance for Series 2013-1 (the amount of such deficiency, the “Permitted Principal Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Series 2013-1 Restricted Cash Account in an amount equal to the least of (w) the Unpaid Principal Balance for Series 2013-1, (x) the Permitted Principal Withdrawal and (y) the amount then on deposit in the Series 2013-1 Restricted Cash Account (as set forth in the Manager Report).

(d) Drawings will be made pursuant to Section 302(b) before any drawing is made on the applicable Determination Date pursuant to Section 302(c), and notice of each such drawing will be delivered to the Manager, by hand delivery or facsimile transmission (or, if applicable, included in the respective Manager Report delivered to the Indenture Trustee). Any such funds actually received by the Indenture Trustee pursuant to Section 302(b) or (c) shall be used solely to make payments of the Interest Payment or payment of the Unpaid Principal Balance for Series 2013-1, as the case may be.

On each Payment Date, the Indenture Trustee shall, in accordance with the Manager Report (or in the absence of any Manager Report, in accordance with written instructions from the Control Party), deposit in the Series 2013-1 Series Account for distribution in accordance with the terms of this Supplement the difference, if any, of (i) the amounts then on deposit in the Series 2013-1 Restricted Cash Account (after giving effect to any withdrawals therefrom on such Payment Date), minus (ii) an amount equal to the Series 2013-1 Restricted Cash Amount for such Payment Date. On the Series 2013-1 Legal Final Payment Date or, at the direction of the Control Party upon the occurrence of a Series 2013-1 Event of Default, any remaining funds in the Series 2013-1 Restricted Cash Account will be deposited in the Series 2013-1 Series Account and be distributed in accordance with Section 303.

Section 303. Distributions from Series 2013-1 Series Account. (a) On each Payment Date and on each other date on which any payment is to be made with respect to the Series 2013-1 Notes in accordance with Section 203, 204 or 205, based on the Manager Report (upon which the Indenture Trustee may conclusively rely) the Indenture Trustee shall distribute the Series 2013-1 Available Funds then on deposit in the Series 2013-1 Series Account in accordance with the provisions of Section 303(b), (c) and (d).

(b) If neither a Series 2013-1 Early Amortization Event nor a Series 2013-1 Event of Default shall have occurred and shall then be continuing:

(i) To the Indenture Trustee, an amount equal to the sum of (A) the Indenture Trustee Fees then due and payable (subject to a per annum dollar limitation of $40,000 for each Series of Notes then Outstanding) and (B) an amount equal to the product of (i) the Series 2013-1 Asset Allocation Percentage and (ii) any amounts payable to the Indenture Trustee on such Payment Date in accordance with the provisions of Section 403(e) of the Indenture;;

(ii) To the Manager, an amount equal to the Series 2013-1 Management Fees and any arrearages thereof to the extent not offset in accordance with the terms of the Management Agreement;

(iii) To the Manager, an amount equal to the product of (i) the Asset Allocation Percentage for Series 2013-1 and (ii) reimbursement for any unpaid Manager Advances;

(iv) To each of the following on a pro rata basis: (A) to the Manager Transfer Facilitator, an amount equal to the sum of (x) Manager Transfer Facilitator Fees (not to exceed $4,800 per annum for each Series of Notes then Outstanding) and (y) the Asset Allocation Percentage for Series 2013-1 of any amounts incurred by the Manager Transfer Facilitator, including those related to the actual transfer from the Manager to the Back-up Manager, and (B) to Back-up Manager, an amount equal to the product of (i) the Asset Allocation Percentage for Series 2013-1 and (ii) any Back-Up Manager fees then due and payable;

(v) To the Persons entitled thereto, Issuer Expenses (not to exceed the product of the Asset Allocation Percentage for Series 2013-1 and $50,000 annually);

(vi) To the Series 2013-1 Noteholders, on a pro rata basis, the Series 2013-1 Note Interest Payment due and payable;

(vii) To the Series 2013-1 Restricted Cash Account, an amount sufficient so that the total amount on deposit therein is equal to the Series 2013-1 Restricted Cash Amount;

(viii) To the Series 2013-1 Noteholders, on a pro rata basis, the Minimum Principal Payment Amount;

(ix) To the Series 2013-1 Noteholders, on a pro rata basis, the Scheduled Principal Payment Amount;

(x) To the Series 2013-1 Noteholders, on a pro rata basis, the Supplemental Principal Payment Amount, if any;

(xi) To the Series Accounts of each other Series pro rata based on all Series’ respective Required Payments remaining unpaid, for application to such unpaid Required Payments in accordance with the terms of each such Supplement (with any amount of Series 2013 1’s contribution to such Shared Available Funds remaining after application to such other Series’ Required Payments being returned to the Series 2013-1 Series Account).

(xii) To the Series 2013-1 Noteholders, all other unpaid amounts to the Series 2013-1 Noteholders including indemnified amounts;

(xiii) On a pro rata basis (a) to the Manager Transfer Facilitator, any amounts due and payable to the Manager Transfer Facilitator and (b) to the Back-up Manager, any unpaid amounts due to Back-up Manager, in each case calculated after giving effect to payments remaining after clause (iv) above;

(xiv) To the Indenture Trustee, any remaining unpaid expenses and indemnified amounts;

(xv) On a pro rata basis: (a) to the Issuer any unpaid indemnified amounts and (b) to the Manager any unpaid indemnified amounts; and;

(xvi) All remaining Series 2013-1 Available Funds distributed to the Excess Funding Account.

(c) If a Series 2013-1 Early Amortization Event shall then be continuing, but no Event of Default for Series 2013-1 shall then be continuing (or a Series 2013-1 Event of Default is continuing but the Series 2013-1 Notes have not been accelerated in accordance with Section 802 of the Indenture or Section 403(b)):

(i) To the Indenture Trustee, an amount equal to the sum of (A) the Indenture Trustee Fees then due and payable (subject to a per annum dollar limitation of $40,000 for each Series of Notes then Outstanding) and (B) an amount equal to the product of (i) the Series 2013-1 Asset Allocation Percentage and (ii) any amounts payable to the Indenture Trustee on such Payment Date in accordance with the provisions of Section 403(e) of the Indenture;

(ii) To the Manager, an amount equal to the Series 2013-1 Management Fees and any arrearages thereof to the extent not offset in accordance with the terms of the Management Agreement;

(iii) To the Manager, an amount equal to the product of (i) the Asset Allocation Percentage for Series 2013-1 and (ii) reimbursement for any unpaid Manager Advances;

(iv) To each of the following on a pro rata basis: (A) to the Manager Transfer Facilitator, amount equal to the product of (x) any Manager Transfer Facilitator Fees then due and payable (not to exceed $4,800 per annum) and (y) the Asset Allocation Percentage for Series 2013-1 of any amounts incurred by the Manager Transfer Facilitator, including those related to the actual transfer from the Manager to the Back-up Manager, and (B) to the Back-up Manager, an amount equal to the product of (x) the Asset Allocation Percentage for Series 2013-1 and (y) any Back-Up Manager fees then due and payable;

(v) To the Persons entitled thereto, Issuer Expenses (not to exceed the product of the Asset Allocation Percentage for Series 2013-1 and $50,000 annually);

(vi) To the Series 2013-1 Noteholders, on a pro rata basis, the Series 2013-1 Note Interest Payment due and payable;

(vii) To the Series 2013-1 Restricted Cash Account, an amount sufficient so that the total amount on deposit therein is equal to the Series 2013-1 Restricted Cash Amount;

(viii) To the Series 2013-1 Noteholders on a pro rata basis, all remaining funds to repay the Unpaid Principal Balance of the Series 2013-1 Notes until the Unpaid Principal Balance has been reduced to zero;

(ix) To the Series Accounts of each other Series pro rata based on all Series’ respective Required Payments remaining unpaid, for application to such unpaid Required Payments in accordance with the terms of each such Supplement (with any amount of Series 2013-1’s contribution to such Shared Available Funds remaining after application to such other Series’ Required Payments being returned to the Series 2013-1 Series Account).

(x) To the Series 2013-1 Noteholders on a pro rata basis, any unpaid amounts owing to the Series 2013-1 Noteholders including indemnified amounts;

(xi) On a pro rata basis (a) to the Manager Transfer Facilitator, any amounts due and payable to the Manager Transfer Facilitator and (b) to the Back-up Manager, any unpaid amounts due to Back-up Manager, in each case calculated after giving effect to payments remaining after clause (iv) above;

(xii) To the Indenture Trustee, any remaining unpaid expenses and indemnified amounts;

(xiii) On a pro rata basis: (a) to the Issuer any unpaid indemnified amounts and (b) to the Manager any unpaid indemnified amounts; and

(xiv) All remaining Series 2013-1 Available Funds distributed to the Excess Funding Account.

(d) If a Series 2013-1 Event of Default shall have occurred and then be continuing and the Series 2013-1 Notes have been accelerated in accordance with Section 802 of the Indenture or Section 403(b) and such consequence shall not have been rescinded or annulled:

(i) To the Indenture Trustee, an amount equal to the sum of (A) the Indenture Trustee Fees then due and payable (subject to a per annum dollar limitation of $75,000 for each Series of Notes then Outstanding) and (B) an amount equal to the product of (i) the Series 2013-1 Asset Allocation Percentage and (ii) any amounts payable to the Indenture Trustee on such Payment Date in accordance with the provisions of Section 403(e) of the Indenture;

(ii) To the Manager, an amount equal to the Series 2013-1 Management Fees and any arrearages thereof to the extent not offset in accordance with the terms of the Management Agreement;

(iii) To the Manager, an amount equal to the product of (i) the Asset Allocation Percentage for Series 2013-1 and (ii) reimbursement for any unpaid Manager Advances;

(iv) On a pro rata basis: (a) to the Manager Transfer Facilitator, an amount equal to the sum of (x) Manager Transfer Facilitator Fees (not to exceed $4,800 per annum for each Series of Notes then Outstanding) and (y) the Asset Allocation Percentage for Series 2013-1 of any amounts incurred by the Manager Transfer Facilitator, including those related to the actual transfer from the Manager to the Back-up Manager, and (b) to Back-up Manager, an amount equal to the product of (i) the Asset Allocation Percentage for Series 2013-1 and (ii) any Back-Up Manager Fees then due and payable;

(v) To the Persons entitled thereto, Issuer Expenses (not to exceed the product of the Asset Allocation Percentage for Series 2013-1 and $100,000 annually);

(vi) To the Series 2013-1 Noteholders, on a pro rata basis, Series 2013-1 Note Interest Payment due and payable;

(vii) To the Series 2013-1 Noteholders, on a pro rata basis, all remaining funds to repay the Unpaid Principal Balance of the Series 2013-1 Notes until the Unpaid Principal Balance has been reduced to zero;

(viii) To the Series Accounts of each other Series pro rata based on all Series’ respective Required Payments remaining unpaid, for application to such unpaid Required Payments in accordance with the terms of each such Supplement (with any amount of Series 2013-1’s contribution to such Shared Available Funds remaining after application to such other Series’ Required Payments being returned to the Series 2013-1 Series Account).

(ix) To the Series 2013-1 Noteholders, on a pro rata basis, any unpaid amounts owing to the Series 2013-1 Noteholders including indemnified amounts;

(x) On a pro rata basis (a) to the Manager Transfer Facilitator, any amounts due and payable to the Manager Transfer Facilitator and (b) to the Back-up Manager, any unpaid amounts due to Back-up Manager, in each case calculated after giving effect to payments remaining after clause (iv) above;

(xi) To the Indenture Trustee, any remaining unpaid expenses and indemnified amounts;

(xii) On a pro rata basis: (a) to the Issuer any remaining unpaid indemnified amounts and (b) to the Manager any remaining unpaid indemnified amounts; and

(xiii) All remaining Series 2013-1 Available Funds will be treated as Shared Available Funds.

(e) Any amounts payable to a Series 2013-1 Noteholder pursuant to this Section 303 shall be made by wire transfer of immediately available funds to the account that such Series 2013-1 Noteholder has designated to the Indenture Trustee in writing at least five (5) Business Days prior to the applicable Payment Date. Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make such payment in accordance with the provisions of this Section 303 and, to the extent such funds are not available, shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer in the event that such amounts are not paid in accordance with this Section 303.

Section 304. Allocation of Series 2013-1 Shared Available Funds.

(a) All Series 2013-1 Shared Available Funds that are available for distribution to other Series of Notes in accordance with the provisions of Section 303 shall be allocated by the Manager to all Series of Notes then Outstanding (other than (i) the Series 2013-1 Notes and (ii) any Liquidation Deficiency Series) that have a Required Payment Deficiency on the applicable Payment Date. Allocation of Series 2013-1 Shared Available Funds to any Liquidation Deficiency Series shall be made in accordance with Section 304(b) and only after all distributions shall have been made pursuant to this Section 304(a). Allocations shall be made to each such Series having a Required Payment Deficiency in accordance with the following order of priorities, with no payment being made at any level of priority until all prior priorities have been paid in full:

(1) to each Series that has not paid in full the Indenture Trustee Fees, indemnities and expenses payable by, or allocable to, such Series, the amount of such unpaid Indenture Trustee Fees, indemnities and expenses;

(2) to each Series that has not paid in full the fees of the Director Service Provider payable by, or allocation to, such Series, the amount of such unpaid fees;

(3) to each Series that has not paid in full the Management Fee and Management Fee Arrearages payable by, or allocable to, such Series, the amount of such unpaid Management Fee and Management Fee Arrearages;

(4) to each Series that has not paid in full the Manager Advances payable by, or allocable to, such Series, the amount of such unpaid Manager Advances;

(5) to each Series that has not paid in full the Manager Transfer Facilitator Fees and Back-up Management Fees payable by, or allocable to, such Series, the amount of such unpaid Manager Transfer Facilitator Fees and Back-up Management Fees and any other amount due and owing to the Manager Transfer Facilitator;

(6) to each Series that has not paid in full the Issuer Expenses payable by, or allocable to, such Series, the amount of such unpaid Issuer Expenses;

(7) to each Series that has not paid in full all interest payments (excluding Default Interest) payable with respect to the senior Class of such Series and all commitment fees payable with respect to the senior Class of such Series, the amount of such unpaid interest payments and commitment fees;

(8) to each Series that has not paid in full all regularly scheduled payments (excluding termination payments) owing to each Interest Rate Hedge Counterparty that has entered into an Interest Rate Hedge Agreement with respect to one or more of the senior Class of such Series, the amount of such unpaid regularly scheduled payments;

(9) to each Series that has not paid in full all interest payments (excluding Default Interest) payable with respect to the subordinate Class of such Series and all commitment fees payable with respect to the subordinate Class of such Series, the amount of such unpaid interest payments and commitment fees;

(10) to each Series that has not paid in full all Minimum Principal Payment Amounts for the senior Class of such Series, the amount of such unpaid Minimum Principal Payment Amounts;

(11) to each Series that has not paid in full all Scheduled Principal Payment Amounts for the senior Class of such Series, the amount of such unpaid Scheduled Principal Payment Amounts;

(12) to each Series that has not paid in full all Supplemental Principal Payment Amounts for the senior Class of such Series, the amount of such unpaid Supplemental Principal Payment Amounts;

(13) to each Series that has not paid in full all regularly scheduled payments (excluding termination payments) owing to each Interest Rate Hedge Counterparty that has entered into an Interest Rate Hedge Agreement with respect to the subordinate Class of such Series, the amount of such unpaid regularly scheduled payments

(14) to each Series that has not paid in full all Minimum Principal Payment Amounts for the subordinate Class of such Series, the amount of such unpaid Minimum Principal Payment Amounts;

(15) to each Series that has not paid in full all Scheduled Principal Payment Amounts for the subordinate Class of such Series, the amount of such unpaid Scheduled Principal Payment Amounts;

(16) to each Series that has not paid in full all Supplemental Principal Payment Amounts for the subordinate Class of such Series, the amount of such unpaid Supplemental Principal Payment Amounts; and

(17) to each Series of Notes that has not been paid in full, all other amounts owing to the Noteholders of such Series.

If more than one Series shall be entitled to a distribution pursuant to a particular priority set forth in Section 304(a), funds shall be allocated among each such entitled Series on a pro rata basis based on the relative amount owing to each such Series pursuant to such payment priority.

(b) After the application of the allocation set forth in Section 304(a), any remaining Series 2013-1 Shared Available Funds shall be allocated in accordance with the following order of priorities, with no payment being made at any level of priority until all prior priorities have been paid in full:

(1) to each Liquidation Deficiency Series that has not paid in full the Indenture Trustee Fees, indemnities and expenses payable by, or allocable to, such Liquidation Deficiency Series, the amount of such unpaid Indenture Trustee Fees, indemnities and expenses;

(2) to each Liquidation Deficiency Series that has not paid in full the fees of the Director Service Provider payable by, or allocation to, such Liquidation Deficiency Series, the amount of such unpaid fees;

(3) to each Liquidation Deficiency Series that has not paid in full the Management Fee and Management Fee Arrearages payable by, or allocable to, such Liquidation Deficiency Series, the amount of such unpaid Management Fee and Management Fee Arrearages;

(4) to each Liquidation Deficiency Series that has not paid in full the Manager Advances payable by, or allocable to, such Liquidation Deficiency Series, the amount of such unpaid Manager Advances;

(5) to each Liquidation Deficiency Series that has not paid in full the Manager Transfer Facilitator Fees and Back-up Management Fees payable by, or allocable to, such Liquidation Deficiency Series, the amount of such unpaid Manager Transfer Facilitator Fees and Back-up Management Fees and any other amount due and owing to the Manager Transfer Facilitator;

(6) to each Liquidation Deficiency Series that has not paid in full all interest payments (excluding Default Interest) and commitment fees payable with respect to the Senior Notes of such Liquidation Deficiency Series, the amount of such unpaid interest payments and commitment fees;

(7) to each Liquidation Deficiency Series that has not paid in full all Minimum Principal Payment Amounts to the Senior Notes of such Liquidation Deficiency Series, the amount of such unpaid Minimum Principal Payment Amounts;

(8) to each Liquidation Deficiency Series that has not paid in full all Scheduled Principal Payment Amounts to the Senior Notes of such Liquidation Deficiency Series, the amount of such unpaid Scheduled Principal Payment Amounts;

(9) to each Liquidation Deficiency Series that has not paid in full all Minimum Principal Payment Amounts to the Subordinate Notes of such Liquidation Deficiency Series, the amount of such unpaid Minimum Principal Payment Amounts; and

(10) to each Liquidation Deficiency Series that has not paid in full all Scheduled Principal Payment Amounts to the Subordinate Notes of such Liquidation Deficiency Series, the amount of such unpaid Scheduled Principal Payment Amounts.

If more than one Liquidation Deficiency Series shall be entitled to a distribution pursuant to a particular priority set forth in Section 304(b), funds shall be allocated among each such entitled Liquidation Deficiency Series on a pro rata basis based on the relative amount owing to each such Liquidation Deficiency Series pursuant to such payment priority.

ARTICLE IV

Series-Specific Early Amortization Events, Manager Defaults, Events of Default and Covenants for the Series 2013-1 Notes

Section 401. Series-Specific Early Amortization Events.

(a) Each of the following events or conditions shall constitute a “Series-Specific Early Amortization Event” for Series 2013-1:

(i) The occurrence and continuance of a Series-Specific Event of Default.

(ii) As of any Payment Date occurring after April 30, 2014, the EBIT Ratio shall be less than 1.1 to 1.0.

(iii) As of any Payment Date, the Weighted Average Age of the Eligible Containers exceeds nine (9) years.

(iv) (A) a breach of any financial covenant of TGH set forth in the documents governing any Indebtedness of TGH in an aggregate principal amount of $10,000,000 or greater (the “Funded Debt Documents”) shall have occurred and shall not have been permanently waived within sixty (60) days thereafter by the applicable lenders, or (B) any default, not described in clause (A), under any Funded Debt Document shall have occurred and as a result the required lenders under the affected financing transaction have accelerated all or part of such Indebtedness.

(b) Any Series-Specific Early Amortization Event described in Section 401(a)(ii) shall, for purposes of the Related Documents, be deemed no longer to be continuing, if such condition does not exist on any two consecutive subsequent Payment Dates, immediately upon such second consecutive Payment Date. Any Series-Specific Early Amortization Event described in Section 401(a)(iv) shall, for purposes of the Related Documents, be deemed no longer to be continuing immediately upon the cure or waiver thereof, within 60 days of the initial occurrence thereof, for purposes of the Funded Debt Documents. Except as described in the preceding two sentences, if a Series 2013-1 Early Amortization Event exists on any Payment Date, then such Series 2013-1 Early Amortization Event shall be deemed to continue until the Business Day on which the Series 2013-1 Control Party waives, in writing, such Series 2013-1 Early Amortization Event. The Indenture Trustee shall promptly provide notice of any such waiver to each Rating Agency for the Series 2013-1 Notes.

(c) The existence of a Series 2013-1 Early Amortization Event (i) may alter the calculation of the Invested Amount for the Series 2013-1 Notes and the allocation of funds from the Series Account for such Series of Notes and each other Series of Notes and (ii) will determine the method in which cash flows will be allocated and distributed from the Series Account. The occurrence of a Series 2013-1 Early Amortization Event will not in and of itself result in the occurrence of a Trust Early Amortization Event or a Series-Specific Early Amortization Event for any other Series.

(d) If a Series 2013-1 Early Amortization Event shall have occurred and then be continuing, the Indenture Trustee shall have, in addition to the rights provided in the Related Documents, all rights and remedies provided under all applicable laws.

Section 402. Series-Specific Manager Defaults.

(a) Each of the following events or conditions shall constitute a “Series-Specific Manager Default” for Series 2013-1:

(i) The Leverage Ratio of TGH shall exceed 4.0 to 1.0 as of the end of any fiscal year.

(ii) Any event described in Section 401(a)(iv) shall have occurred and such event shall not have been rescinded or waived within sixty (60) days thereafter by the holders of the applicable indebtedness; provided that, in the event that the Funded Debt Documents shall have lapsed or been terminated, the financial covenants of TGH set forth therein (as in effect immediately prior to such lapse or termination) shall survive for purposes of this definition, unless waived by the Control Party, until new Funded Debt Documents have been entered into.

Section 403. Series-Specific Events of Default.

(a) Each of the following events or conditions shall constitute a “Series-Specific Event of Default” for Series 2013-1:

(i) The Issuer shall fail to pay (1) on any Payment Date, the full amount of the Interest Payment then due, or (2) on the Legal Final Payment Date, the then Unpaid Principal Balance.

(ii) The Issuer shall fail to pay, within three Business Days after when due, any amounts owing to the Series 2013-1 Noteholders (unless constituting a Trust Event of Default or a Series-Specific Event of Default under Section 403(a)(i)).

(iii) There shall occur any breach of any covenant of the Issuer or any Seller in any Series 2013-1 Related Document, which breach (1) materially and adversely affects the interest of any Series 2013-1 Noteholder and (2) continues for a period of 60 days (subject to an additional 60-day cure period for defaults that the Issuer or any Seller is diligently attempting to cure), in each case, unless such breach constitutes a Trust Event of Default or a Series-Specific Event of Default under Section 403(a)(i) or (ii).

(iv) Any representation or warranty of the Issuer or any Seller made in any Series 2013-1 Related Document shall prove to be incorrect in any material respect as of the time when the same shall have been made, which incorrectness (1) materially and adversely affects the interest of any Series 2013-1 Noteholder, and (2) if capable of cure, continues for a period of 30 days (subject to an additional 30-day cure period for defaults that the Issuer or any Seller is diligently attempting to cure).

(v) The Indenture Trustee shall fail to have a first priority perfected security interest in the Series 2013-1 Specific Collateral.

(b) Upon the occurrence and during the continuance of a Series 2013-1 Event of Default, the Control Party may declare the Series 2013-1 Notes to be immediately due and payable and may institute judicial proceedings for collection.

Section 404. Series 2013-1 Management Fee. As contemplated by the Management Agreement, the Manager shall be entitled to a management fee for each Collection Period equal to the sum of the following:

(a) A “Master Lease Management Fee”, in an amount equal to the product of (i) the product of (A) the Asset Allocation Percentage for Series 2013-1 and (B) NOI (as defined in the Management Agreement) for the Master Lease Fleet (as defined in the Management Agreement) for such Collection Period (as defined in the Management Agreement), multiplied by (ii) eleven percent (11.0%).

(b) A “Long-Term/PLB Management Fee”, in an amount equal to the product of (i) the product of (A) the Asset Allocation Percentage for Series 2013-1 and (B) the sum of the NOI (as defined in the Management Agreement) for such Collection Period (as defined in the Management Agreement) of (x) the Long-Term Lease Fleet (as defined in the Management Agreement) plus (y) any Managed Containers (as defined in the Management Agreement) then subject to purchase-leasebacks, multiplied by (ii) eight percent (8.0%).

(c) A “Finance Lease Management Fee”, in an amount equal to the product of (i) the product of (A) the Asset Allocation Percentage for Series 2013-1 and (B) the Finance Lease Payments (excluding any payments relating to Managed Containers then subject to purchase-leasebacks) (as defined in the Management Agreement), multiplied by (ii) two percent (2.0%).

(d) A “Sale Management Fee”, in an amount equal to the product of (i) the product of (A) the Asset Allocation Percentage for Series 2013-1 and (B) the Sales Proceeds (as defined in the Management Agreement) from the sale or other disposition of any Managed Container during such Collection Period (except for any sale or disposition (x) to Manager or any Affiliate of Manager, (y) pursuant to the exercise of a purchase option contained in a Lease, or (z) that is due to a Casualty Loss) (as defined in the Management Agreement), multiplied by (ii) five percent (5.0%).

Section 405. Additional Covenants. In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2013-1 Noteholders:

(a) Rule 144A. So long as any of the Series 2013-1 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Exchange Act, or rule 12g3-2(b) thereunder, (i) provide to any Series 2013-1 Noteholder of such restricted securities, or to any prospective Series 2013-1 Noteholder of such restricted securities designated by a Series 2013-1 Noteholder, upon the request of such Series 2013-1 Noteholder or prospective Series 2013-1 Noteholder, any information required to be provided by Rule 144A(d)(4) under the Securities Act and (ii) update such information to prevent such information from becoming materially false and materially misleading in a manner adverse to any Series 2013-1 Noteholder.

(b) Use of Proceeds. The proceeds from the issuance of the Series 2013-1 Notes shall be used to (i) to pay the purchase price of Eligible Containers to be acquired from TL and TMCLII, (ii) to fund the initial deposit into the Series 2013-1 Restricted Cash Account and (if required) to fund the Additional Funding Amount for the initial Transfer Date, (iii) to pay the costs of issuance of the Series 2013-1 Notes and (iv) for other general corporate purposes permitted under the bye-laws of the Issuer, as contemplated in Section 624 of the Indenture.

(c) Perfection Requirements. The Issuer will not (a) change any of (i) its corporate name or (ii) the name under which it does business or (b) amend any provision of its memorandum of association or bye-laws or become organized under the laws of any other jurisdiction without the prior written consent of the Control Party.

ARTICLE V

Conditions to Issuance

Section 501. Conditions to Issuance. The Indenture Trustee shall not authenticate the Series 2013-1 Notes unless the Issuer shall have delivered a certificate to the Indenture Trustee to the effect that all conditions set forth in the Series 2013-1 Note Purchase Agreement shall have been satisfied.

ARTICLE VI

Representations and Warranties

To induce the Series 2013-1 Noteholders to purchase the Series 2013-1 Notes hereunder, the Issuer hereby represents and warrants as of the Closing Date to the Indenture Trustee for the benefit of the Series 2013-1 Noteholders that:

Section 601. Existence. Issuer is a company duly incorporated, validly existing and in compliance under the laws of Bermuda. Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the Issuer and in each jurisdiction in which a failure to so qualify would materially and adversely affect the ability of the Indenture Trustee to enforce its security interest in the Collateral.

Section 602. Authorization. Issuer has the power and is duly authorized to execute and deliver this Supplement and the other Series 2013-1 Related Documents to which it is a party; Issuer is and will continue to be duly authorized to borrow monies hereunder; and Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2013-1 Related Documents. The execution, delivery and performance by Issuer of this

Supplement and the other Series 2013-1 Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, shareholder or any other Person which has not already been obtained.

Section 603. No Conflict; Legal Compliance. The execution, delivery and performance of this Supplement and each of the other Series 2013-1 Related Documents and the execution, delivery and payment of the Series 2013-1 Notes will not: (a) contravene any provision of the Issuer’s bye-laws or memorandum of association; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2013-1 Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 604. Validity and Binding Effect. This Supplement is, and each Series 2013-1 Related Document to which Issuer is a party, when duly executed and delivered, will be, the legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605. Financial Statements. Since December 31, 2012, there has been no Material Adverse Change in the financial condition of any of the Issuer, the Sellers or the Manager.

Section 606. Place of Business. The Issuer’s only “place of business” (within the meaning of Section 9-307 of the UCC) is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda. The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Series 2013-1 Restricted Cash Account, the Excess Funding Account and the Series 2013-1 Series Accounts and (ii) off-hire containers located in depots in the United States and Managed Containers described in Section 606(g) of the Indenture and Leases pursuant to Section 7.7 of the Management Agreement.

Section 607. No Agreements or Contracts. The Issuer is not a party to any contract or agreement (whether written or oral) other than the Related Documents.

Section 608. Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2013-1 Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2013-1 Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 609. Margin Regulations. Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2013-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Series 2013-1 Noteholders pursuant to Section 626 of the Indenture. Issuer has paid when due and payable all material charges upon the books of Issuer and no Governmental Authority has asserted any Lien against Issuer with respect to unpaid taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611. Other Regulations. Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Series 2013-1 Notes hereunder and the application of the proceeds and repayment thereof by Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2013-1 Related Documents will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.

Section 612. Solvency and Separateness.

(a) The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(b) Other than with respect to the transactions contemplated hereby and by the other Related Documents (including without limitation the Management Agreement, the Contribution and Sale Agreement and the Container Transfer Agreements), the Issuer is not engaged in any business transactions with the Sellers or the Manager.

(c) The bye-laws of the Issuer provide that the Issuer shall have six (6) directors, unless increased to seven directors under certain circumstances described in the bye-laws including those discussed below. If a resolution of the directors is proposed which involves a Specified Matter and/or a Special Bye-law Amendment (as such capitalized terms are defined in the bye-laws of the Issuer) then, in such instance, the number of directors of the Issuer shall automatically be increased to seven (7), and the quorum for any such vote shall be seven (7) directors, one of which must be an Independent Director who shall be elected by an affirmative vote of all of the other directors from a pool of candidates (and such pool may consist of only one person) put forward by AMACAR Group, L.L.C. The Independent Director so elected shall be a director until the resolution regarding the Specified Matter and/or the Special Bye-law Amendment has been voted upon and shall automatically cease to be a director of the Issuer immediately following such vote.

(d) The Issuer’s funds and assets are not, and will not be, commingled with those of the Sellers or the Manager, except as permitted by the Management Agreement.

(e) The bye-laws of the Issuer require it to maintain correct and complete books and records of account, and Bermuda law requires it to maintain minutes of the meetings and other proceedings of its members.

(f) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2013-1 Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 613. Title; Liens. On the Closing Date, the Issuer will have good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for Permitted Encumbrances.

Section 614. No Default. No Trust Event of Default or Trust Early Amortization Event (or event or condition which with the giving of notice or passage of time or both would become a Trust Event of Default or Trust Early Amortization Event) has occurred and is continuing.

Section 615. Litigation and Contingent Liabilities. No claims, litigation, arbitration proceedings or governmental Proceedings by any Governmental Authority are pending or threatened against or are affecting the Issuer or any of its Affiliates the results of which might interfere with the consummation of any of the transactions contemplated by this Supplement or any document issued or delivered in connection herewith.

Section 616. Subsidiaries. Issuer has no subsidiaries.

Section 617. No Partnership. Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618. Pension and Welfare Plans. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or reportable event (within the meaning of section 4043 of ERISA), has occurred with respect to any Plan of the Issuer or any ERISA Affiliate. The present value of all benefit liabilities under all Plans of the Issuer or any ERISA Affiliate subject to Title IV of ERISA, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all assets of Plans subject to Title IV of ERISA (determined as of the most recent valuation date for such Plan on the basis of assumptions prescribed by the Pension Benefit Guaranty Corporation for the purpose of Section 4044 of ERISA), by no more than $1.9 million. Neither Issuer nor any ERISA Affiliate is subject to any present or potential withdrawal liability pursuant to Title IV of ERISA and no multi-employer plan (with the meaning of Section 4001(a)(3) of ERISA) to which the Issuer or any ERISA Affiliate has an obligation to contribute or any liability, is or is likely to be disqualified for tax purposes, in reorganization within the meaning of Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability (other than liability to make periodic contributions to fund benefits) with respect to any Plan of Issuer, or Plan subject to Title IV of ERISA or any ERISA Affiliate, has been, or is expected to be, incurred by Issuer or an ERISA Affiliate, either directly or indirectly. All Plans of Issuer are in material compliance with ERISA and the Code. No lien under Section 412 of the Code or 302(f) of ERISA or requirement to provide security under the Code or ERISA has been or is reasonably expected by Issuer to be imposed on its assets. The Issuer does not have any obligation under any collective bargaining agreement. As of the Closing Date, the Issuer is not an employee benefit plan with the meaning of ERISA or a “plan” within the meaning of Section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of Section 2510.3-101 of the regulations of the Department of Labor.

Section 619. Ownership of Issuer. As of the Closing Date, the Issuer has one class of common shares issued and outstanding, all of which are owned by TL.

Section 620. Security Interest Representations.

(a) This Supplement creates a valid and continuing security interest (as defined in the UCC) in the Series 2013-1 Specific Collateral in favor of the Indenture Trustee, for the benefit of the Series 2013-1 Noteholders, which security interest is prior to all other Liens (other than Permitted Encumbrances), and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Managed Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC. The Trust Account, the Series 2013-1 Restricted Cash Account, the Excess Funding Account and the Series 2013-1 Series Account constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under the Contribution and Sale Agreement, each Container Transfer Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c) The Issuer owns and has good and marketable title to the Collateral and any Series-Specific Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d) The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and any Series-Specific Collateral granted to the Indenture Trustee in this Supplement and the Indenture. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral and any Series-Specific Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(e) Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral and any Series-Specific Collateral, except as permitted pursuant to the Indenture. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral and any Series-Specific Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture or (ii) that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f) The Issuer has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Managed Containers, on behalf of, and for the benefit of, the Indenture Trustee and the other Persons set forth in the Indenture. None of the Leases that constitute or evidence the Collateral and any Series-Specific Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person. The Sellers have caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases relate to the Managed Containers) granted to the Issuer in the Contribution and Sale Agreement and each Container Transfer Agreement.

(g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral and any Series-Specific Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral and any Series-Specific Collateral hereunder or under the Indenture.

(h) The Issuer has taken all steps necessary to cause Wells Fargo Bank, National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Securities Entitlement in each of the Trust Account, the Series 2013-1 Restricted Cash Account, the Excess Funding Account and the Series 2013-1 Series Account.

(i) The Trust Account, the Series 2013-1 Restricted Cash Account, the Excess Funding Account and Series 2013-1 Series Account are not in the name of any Person other than the Issuer or the Indenture Trustee. The Issuer has not consented to Wells Fargo Bank, National Association (as the Securities Intermediary of the Trust Account, the Series 2013-1 Restricted Cash Account, the Excess Funding Account and the Series 2013-1 Series Account) entering into any agreement in which it has agreed to comply with entitlement orders of any Person other than the Indenture Trustee.

(j) All Eligible Investments have been and will have been credited to one of the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account. The securities intermediary for each of the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account has agreed to treat all assets credited to the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account as “financial assets” within the meaning of the UCC.

(k) The Issuer has delivered to Indenture Trustee a fully executed agreement pursuant to which the securities intermediary has agreed to comply with all instructions originated by the Indenture Trustee relating to the Trust Account, the Excess Funding Account, the Series 2013-1 Restricted Cash Account and the Series 2013-1 Series Account without further consent by the Issuer.

(l) No creditor of the Issuer (other than (x) with respect to the Managed Containers, the related Lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral or any Series-Specific Collateral.

Any breaches of the representations and warranties set forth in this Section 620 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party and with the prior satisfaction of the Rating Agency Condition.

Section 621. ERISA Lien. As of the Closing Date, the Issuer has not received notice that any Lien arising under ERISA has been filed against the assets of the Issuer.

Section 622. Survival of Representations and Warranties. So long as any of the Series 2013-1 Notes shall be Outstanding, the representations and warranties contained herein shall have a continuing effect as having been true when made.

ARTICLE VII

Miscellaneous Provisions

Section 701. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 702. Counterparts. This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Supplement by facsimile or by electronic means shall be equally effective as of the delivery of an originally executed counterpart.

Section 703. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK,

INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704. Notices. All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota, 55479, Attention: Corporate Trust Services/Asset-Backed Administration, (b) in the case of the Issuer, at the following address: Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Chief Financial Officer, with a copy to each: (i) Textainer Equipment Management Limited at its address at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Chief Financial Officer, and (ii) Textainer Equipment Management (U.S.) Limited at its address at 650 California Street, 16th floor, San Francisco, CA 94108, Telephone: (415) 658-8214, Facsimile: (415) 434-0599, Attention: Chief Financial Officer, and (c) in the case of Rating Agency, at the following address: Standard & Poor’s Ratings Services, 55 Water Street, New York, NY 10041-0003, or at such other address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Series 2013-1 Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Series 2013-1 Noteholder as shown in the Note Register or to the telephone and fax number furnished by such Series 2013-1 Noteholder. Notice shall be effective and deemed received (A) upon receipt, if sent by courier or U.S. mail, (B) upon receipt of confirmation of transmission, if sent by facsimile, or (C) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms hereof with respect to any Series shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series.

Section 705. Amendments and Modifications.

(a) Subject to the provisions of Sections 705(b) through (d), the terms of this Supplement may be waived or amended in a written instrument signed by each of the Issuer and the Indenture Trustee (acting at the direction of the Control Party). For purposes of clarification, no change in the Depreciation Policy, for purposes other than calculating the Asset Base, by operation of paragraph (ii) of the definition of “Depreciation Policy” shall be deemed an amendment or modification to this Supplement subject to the requirements of this Section 705.

(b) Notwithstanding Section 705(a), but subject to Section 705(d), the Indenture Trustee shall execute and deliver any amendment to this Supplement, without the consent or direction of any Series 2013-1 Noteholder, if the Issuer shall have provided to the Indenture Trustee an Officer’s Certificate of the Issuer to the effect that such amendment or modification of this Supplement is for one of the following purposes:

(i) to add to the covenants of the Issuer in this Supplement, or to surrender any right or power conferred upon the Issuer in this Supplement;

(ii) to cure any ambiguity herein or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof or of any other Related Document;

(iii) to correct or amplify the description of any Series 2013-1 Specific Collateral, or better to assure, convey and confirm unto the Indenture Trustee any property purported to be Series 2013-1 Specific Collateral, or to subject additional property to the Lien of this Supplement;

(iv) to add to the conditions, limitations and restrictions on the authorized amount, terms and purposes of issue, authentication and delivery of the Series 2013-1 Notes, or additional conditions, limitations and restrictions thereafter to be observed by the Issuer with respect to the Series 2013-1 Notes;

(v) to decrease the Advance Rate; or

(vi) to add any additional Series-Specific Events of Default, Series-Specific Early Amortization Events or Series-Specific Manager Defaults.

(c) Notwithstanding Section 705(a), but subject to Section 705(d), no amendment of this Supplement, or waiver of any requirement herein set forth shall, without the consent of each Series 2013-1 Noteholder directly and adversely affected thereby:

(i) reduce the principal amount of any Series 2013-1 Note, lengthen the Series 2013-1 Legal Final Payment Date, reduce the rate of interest payable on any Series 2013-1 Note, change the date on which, the amount of which, the place of payment where, or the coin or currency in which, any Series 2013-1 Note or the interest thereon, is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Legal Final Payment Date of the Series 2013-1 Notes;

(ii) amend or waive any provision of this Supplement which specifies that such provision cannot be amended or waived without the consent of such Person;

(iii) amend this Section 705(c);

(iv) amend the definitions of “Asset Base”, “Series 2013-1 Asset Allocation Percentage”, “Series 2013-1 Required Overcollateralization Percentage” or “Control Party” or to increase the Advance Rate, except as permitted by the proviso at the end of this Section 705(c); or

(v) permit the creation of any Lien on the Series 2013-1 Specific Collateral ranking prior to, or on a parity with, the Lien granted under Section 208, or terminate such Lien, except as otherwise permitted in this Supplement.

(d) The obligation of the Indenture Trustee to execute and deliver any waiver or amendment of this Supplement is subject to the satisfaction of all of the following conditions:

(i) the Issuer shall have given the Indenture Trustee and the Manager not less than five days’ notice of such amendment and a copy of such proposed amendment, it being understood that the Indenture Trustee and the Manager from time to time may waive the right to receive such notice;

(ii) such waiver or amendment either (A) will not result in a Trust Early Amortization Event, Trust Event of Default or Asset Base Deficiency (in each case calculated after giving effect to such proposed waiver, modification or amendment) or (B) shall have been approved by the Requisite Global Majority;

(iii) the Issuer shall have delivered to the Indenture Trustee an Officer’s Certificate that all of the conditions specified in Sections 705(d)(i) and (ii) have been satisfied; and

(iv) the Issuer shall have given the Indenture Trustee an Opinion of Counsel stating that the execution of such waiver or amendment is authorized or permitted pursuant to the terms of this Supplement.

(e) Prior to the execution of any written instrument pursuant to this Section 705, the Issuer shall provide a written notice to the Rating Agency setting forth in general terms the substance of any such written instrument.

(f) Promptly after the execution by the Issuer and the Indenture Trustee of any written instrument pursuant to this Section 705, the Indenture Trustee shall mail to the Series 2013-1 Noteholders and the Rating Agency a copy of the text of such written instrument. Any failure of the Indenture Trustee to mail such copy, or any defect therein, shall not, however, in any way impair or affect the validity of any such written instrument.

(g) (i) Any amendment or waiver of any Series-Specific Early Amortization Event, Series-Specific Manager Default or Series-Specific Event of Default in accordance with this Section 705 shall be effective for purposes of all Series of Notes (and, similarly, any amendment or waiver of any Series-Specific Early Amortization Event for any other Series of Notes, Series-Specific Manager Default for any other Series of Notes or Series-Specific Event of Default for any other Series of Notes in accordance with the provisions of the related Supplement shall be effective for purposes of the Series 2013-1 Notes).

(ii) Any amendment or waiver of any Trust Early Amortization Event, Trust Manager Default or Trust Event of Default in accordance with this Section 705 shall be effective as applied to Series 2013-1 only (and not for purposes of any other Series of Notes), unless similarly amended or waived in accordance with the Indenture or the related Supplement for any other Series of Notes.

Section 706. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY

FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 707. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR ANY OTHER SERIES 2013-1 RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 708. Successors. This Supplement shall inure to the benefit of and be binding upon the Issuer, the Indenture Trustee and, by its acceptance of any Series 2013-1 Note or any legal or beneficial interest therein, each Series 2013-1 Noteholder, and each of such Person’s successors and assigns.

Section 709. Nonpetition Covenant. Each Series 2013-1 Noteholder by its acquisition of a Series 2013-1 Note shall be deemed to covenant and agree that it will not institute against the Issuer any bankruptcy, reorganization, arrangement insolvency or liquidation Proceedings, or other Proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one (1) year and one (1) day after the later of (a) the last date on which any Note of any Series was Outstanding and (b) the date on which all amounts owing to each Series Enhancer pursuant to the terms of the related Insurance Agreements have been paid in full.

Section 710. Recourse Against the Issuer. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Issuer as contained in this Supplement or any other agreement, instrument or document entered into by the Issuer pursuant hereto or in connection herewith shall be had against any administrator of the Issuer or any incorporator, affiliate, shareholder, officer, employee, manager or director of the Issuer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Issuer contained in this Supplement and all of the other agreements, instruments and documents entered into by the Issuer pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Issuer, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Issuer or any incorporator, shareholder, affiliate, officer, employee, manager or director of the Issuer or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Issuer contained in this Supplement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Issuer and each incorporator, shareholder, affiliate, officer, employee, manager or director of the Issuer or of any such administrator, as such, or any of them, for breaches by the Issuer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Supplement. The provisions of this Section 710 shall survive the termination of this Supplement.

Section 711. Reports, Financial Statements and Other Information to Series 2013-1 Noteholders. The Indenture Trustee will make available promptly upon receipt thereof to the Series 2013-1 Noteholders via the Indenture Trustee’s internet website at www.CTSLink.com the financial statements referred to in Section 7.2 of the Management Agreement, the Manager Report, the Asset Base Report, and the annual insurance confirmation; provided, that, as a condition to access to the Indenture Trustee’s website, the Indenture Trustee shall require each such Series 2013-1 Noteholder to execute the Indenture Trustee’s standard form documentation, and upon such execution, each such Series 2013-1 Noteholder shall be deemed to have certified to the Indenture Trustee it (i) is a Series 2013-1 Noteholder, (ii) understands that such items contain material nonpublic information (within the meaning of U.S. Federal Securities laws), (iii) is requesting the information solely for use in evaluating such party’s investment in the Series 2013-1 Notes and will keep such information strictly confidential (with such exceptions and restrictions to distribution of the information as are more fully set forth in the information request certification) and (iv) is not a Competitor. Each time a Series 2013-1 Noteholder accesses the internet website, it will be deemed to have confirmed the representations and warranties made pursuant to the confirmation as of the date of such access. The Indenture Trustee will provide the Issuer with copies of such information request certification. Assistance in using the Indenture Trustee’s website can be obtained by calling the Indenture Trustee’s customer service desk at (866) 846-4526.

[Signature pages follow]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS III LIMITED

By	/s/ Christopher C. Morris
Name:
Title: EVP

Series 2013-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Brad Martin

Name:

Title:	VP

Series 2013-1 Supplement